SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 12, 2014
General Finance Corporation
(Exact Name of Registrant as Specified in its Charter)
Delaware
 (State or Other Jurisdiction of Incorporation)

001-32845	32-0163571
(Commission File Number)	(I.R.S. Employer Identification No.)

39 East Union Street
Pasadena, California	91103
(Address of Principal Executive Offices)	(Zip Code)
(626) 584-9722
 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTES
Certain References

References in this Current Report to “we,” “us,” “our” or the “Company” refer to General Finance Corporation, a Delaware corporation, and its consolidated subsidiaries. These subsidiaries include GFN U.S. Australasia Holdings, Inc., a Delaware corporation (“GFN U.S.”); GFN North America Leasing Corporation , a Delaware corporation (“GFNNA Leasing”); GFN North America Corp., a Delaware corporation (“GFNNA”); GFN Manufacturing Corporation, a Delaware corporation, and its subsidiary, Southern Frac, LLC, a Texas limited liability company (collectively “Southern Frac”); Royal Wolf Holdings Limited, an Australian corporation publicly traded on the Australian Securities Exchange (“RWH”), and its Australian and New Zealand subsidiaries (collectively, “Royal Wolf”); Pac-Van, Inc., an Indiana corporation , and its Canadian subsidiary, PV Acquisition Corp., an Alberta corporation, doing business as “Container King” (collectively “Pac-Van”); and Lone Star Tank Rental Inc., a Delaware corporation (“Lone Star”).

TABLE OF CONTENTS
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Item 8.01	Other Events	1

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Item 8.01 Other Events

On August 12, 2014 in the United States (August 13, 2014 in Australia), Royal Wolf (ASX:RWH) announced financial results for its fiscal year ended June 30, 2014 (“FY14”), and, along with Appendix 4E and a FY14 Investor Results Presentation, filed the announcement with the Australian Securities Exchange Limited. The financial results are presented in Australian dollars and have been prepared in accordance with Australian International Financial Reporting Standards (“AIFRS”) and other Australian authoritative pronouncements.  Among the financial information released were:

●	FY14 revenues were A$175.7 million, an increase of A$26.3 million, or 17.6%, over revenues in the fiscal year ended June 30, 2013 (“FY13”).
●	FY14 leasing revenues were A$80.6 million, an increase of A$8.4 million, or 11.7%, over leasing revenues in FY13.
●	Net income of A$15.9 million in FY 14 versus A$14.7 million in FY 13.
●	Earnings per share of A$0.159 in FY14 versus A$0.147 in FY13.
●	Lease fleet utilization was 82.3% at June 30, 2014 compared to 78.8% at June 30, 2013.

The above-mentioned press release, Appendix 4E and other information about Royal Wolf are available on the Australian Securities Exchange and the Royal Wolf website at www.royalwolf.com.au.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL FINANCE CORPORATION
Dated: August 13, 2014	By:	/s/ CHARLES E. BARRANTES
Charles E. Barrantes
Executive Vice President and Chief Financial Officer

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